Exhibit 99.1

Socket Mobile Completes Conversion of its Senior Convertible Notes

NEWARK, CA, – September 7, 2011 – Socket Mobile, Inc. (NASDAQ: SCKT) today reported that it has completed the conversion of its Senior Convertible Notes into common stock pursuant to a Note Agreement dated November 19, 2010. The Notes were secured in first position by all of the Company’s assets. The Company called the Notes on August 3, 2011 to free up the first security position, a necessary step for the Company to establish a Bank revolving credit facility.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:
Krista Rogers
Marketing Communications Specialist
510-933-3055
krista@socketmobile.com

Socket Investor Contact:	Investor Relations Contact:
Dave Dunlap	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2011 Socket Mobile, Inc. All rights reserved.

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